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                                                                   EXHIBIT 10.2

               PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

         THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "Agreement") is made and entered into as of the 24th day of April, 1996, by and between TCR #706 PARKSIDE LIMITED PARTNERSHIP, a Texas limited partnership ("Seller"), and BAY APARTMENT COMMUNITIES, INC., a Maryland corporation ("Buyer").

         IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

         1. Property. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

                  (a) that certain real property located at 355 N. Wolfe Road, Sunnyvale, California, more particularly described in Schedule 1 to the "Deed" (as hereinafter defined) attached hereto as Exhibit A and incorporated herein by this reference (the "Land");

                  (b) all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land, as well as Seller's interest in all development rights, land use entitlements, including without limitation building permits, licenses, permits and certificates, utilities commitments, air rights, water, water rights, riparian rights, and water stock relating to the Land and all of Seller's right, title and interest in and to all roads, easements, rights of way and alleys adjoining or servicing the Land (collec tively, the "Appurtenances");

                  (c) all improvements and fixtures located on the Land, including, without limitation, the building(s) located on the Land, containing one hundred ninety-two (192) units, and all Seller's right, title and interest in and to all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, recreation or other services on the Land, and along with all on-site parking (collectively, the "Improvements", and together with the Land and Appurtenances, the "Real Property");

                  (d) all tangible personal property owned by Seller located on or in or used in connection with the Real Property as of the date hereof and as of the "Closing Date" (as defined in Paragraph 8(b) below) including, without limitation, (i) all laundry equipment (to the extent owned and not leased), recreation equipment, pool and spa furniture and equipment, furnishings in the on-site leasing facility, clubhouse and fitness center, and all air conditioners, refrigerators, dishwashers, ovens/ranges, microwaves and washer/dryer units located in the rental units, and (ii) all those items described in Schedule 2 to the "Bill of Sale" (as hereinafter defined) attached hereto as Exhibit B (collectively, the "Tangible Personal Property"); and

                  (e) Seller's right, title and interest in and to the right to use the name "Parkside Commons Apartments", the lessor's interest in and to all tenant leases, rental agreements, subleases and tenancies granting a right to use or occupy any portion of the Real Property and all amendments, modifications, agreements, records, substantive correspondence, and other documents affecting the same in any way (individually and collectively, the "Leases"), and Seller's interest in all security deposits and
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prepaid rent, if any, under the Leases (provided that Seller's interest in such security deposits and prepaid rent shall not be paid in cash to Buyer upon the Closing but instead shall be transferred in the form of a credit against the Purchase Price pursuant to Paragraph 8(e) below) and any and all guaranties of the Leases, and Seller's interest under all "Warranties", "Service Contracts" and assignable "Permits", as such terms are hereinafter defined (collectively, the "Intangible Property", and together with the Tangible Personal Property, the "Personal Property").

         All of the items referred to in Subparagraphs (a), (b), (c), (d) and
(e) above are collectively referred to herein as the "Property".

         2.       Purchase Price.

                  (a) The purchase price of the Property is Twenty-Five Million Five Hundred Thousand Dollars ($25,500,000.00), subject to reduction by any credits due Buyer hereunder (the "Purchase Price").

                  (b) The Purchase Price shall be paid as follows:

                           (i) Within three (3) business days following the
execution of this Agreement. Buyer shall open an escrow in connection herewith ("Escrow"), at First American Title Guaranty Company, at 1850 Mt. Diablo Boulevard, Suite 300, Walnut Creek, California 94596 ("Escrow Holder"), and deposit into Escrow cash in the amount of Two Hundred Thousand Dollars ($200,000.00) (the "Initial Deposit"). Upon the expiration of the Due Diligence Period, if this Agreement is not earlier terminated, Buyer shall deposit into Escrow cash in the amount of One Hundred Thousand Dollars ($100,000.00) (the "Additional Deposit"). As used in this Agreement, the "Deposit" shall mean the Initial Deposit, plus, if and when made pursuant hereto, the Additional Deposit. The Deposit shall be held by Escrow Holder in an interest-bearing account for Buyer's benefit. The Deposit and all interest earned thereon shall be applied towards the Purchase Price at Closing; provided, however, if this Agreement is terminated for any reason other than a default by Buyer, the Deposit along with all interest earned thereon shall be returned to Buyer.

                           (ii) On or before the Closing, if this Agreement has
not been earlier terminated, Buyer shall deposit into Escrow cash in the amount of the balance of the Purchase Price, less any credits due Buyer hereunder (the "Closing Amount"). The Closing Amount shall be applied towards the Purchase Price at Closing; provided, however, that if this Agreement is terminated for any reason other than a default by Buyer, the Closing Amount shall be returned to Buyer.

         3.       Title to the Property.

                  (a) At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property and Improvements, by duly executed and acknowledged grant deed substantially in the form attached hereto as Exhibit A and incorporated herein by this reference (the "Deed"). Evidence of delivery of marketable and insurable fee simple title shall be the issuance by First American Title Guaranty Company (the "Title Company") to Buyer of an ALTA Owner's Policy of Title Insurance (Form B, rev. 10/17/70) in the amount of the Purchase Price, insuring fee simple title to the Real Property and Improvements in Buyer, subject only to such exceptions as allowed by Paragraph 4 below and without boundary, encroachment or survey exceptions (the "Title Policy"). The Title Policy shall provide full coverage against mechanics' and materialmen's liens and shall contain such special endorsements as Buyer may reasonably require, including, without limitation, any endorsements required as a condition to Buyer's approval of any title exceptions pursuant to Paragraph 4 below, provided that the Title Company will issue such endorsements (the "Endorsements").

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                  (b) At the Closing, Seller shall transfer title to the
Tangible Personal Property by a bill of sale in the form attached hereto as Exhibit B and incorporated herein by this reference (the "Bill of Sale"), such title to be free of any liens, encumbrances or interests.

                  (c) At the Closing (i) Seller shall transfer title to the Intangible Property (except the Leases) by an assignment of intangible property in the form attached hereto as Exhibit C and incorporated herein by this reference (the "Assignment of Intangible Property") and (ii) Seller shall transfer title to the Leases by an assignment of Leases in the form attached hereto as Exhibit D and incorporated herein by this reference (the "Assignment of Leases"), such title in each case to be free of any liens, encumbrances or interests.

         4. Due Diligence. As used herein, the term "Due Diligence Period" shall refer to a period of time to expire thirty (30) days after the date of this Agreement. Buyer may elect, by written notice to Seller at any time prior to the expiration of the Due Diligence Period, to terminate this Agreement, which election shall be in Buyer's sole and absolute discretion. If Buyer desires to proceed with the purchase of the Property subject to the remaining conditions set forth in this Agreement (including, without limitation, pursuant to Paragraph 6 below), then on or before the expiration of the Due Diligence Period, Buyer shall deliver written notice to Seller of such election to proceed (the "Buyer's Notice to Proceed"), electing to waive Buyer's right of termination pursuant to this Paragraph 4 and proceed with the Closing subject to the remaining conditions set forth in this Agreement. Buyer's Notice to Proceed shall specify in writing the terms for the Title Policy (including, without limitation, approved exceptions and any required Endorsements) consistent with this Agreement. In any event, Seller, at Seller's sole cost (including, without limitation, costs of any prepayment and/or yield maintenance fees), covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title prior to the Closing, any mortgages, deeds of trust, or other monetary encumbrances or indebtedness shown on the Preliminary Report except for real property taxes and assessments not delinquent. If Buyer fails to deliver Buyer's Notice to Proceed to Seller prior to the expiration of the Due Diligence Period electing to waive Buyer's right of termination pursuant to this Paragraph 4, then Buyer shall be deemed to have elected to terminate this Agreement. In the event of the termination of this Agreement pursuant to this Paragraph 4, the Deposit plus all interest accrued thereon shall be returned to Buyer and neither party shall have any further obligations to the other hereunder (except under provisions of this Agreement which specifically state that they survive termination).

         5. Seller's Deliveries. Seller shall deliver or cause to be delivered to Buyer all of the following (collectively, the "Due Diligence Materials") at Seller's sole cost and expense by not later than three (3) days after the date of this Agreement:

                  (a) a current extended coverage preliminary title report on the Real Property, issued by Title Company, accompanied by copies of all documents referred to in the report (collectively, the "Preliminary Report");

                  (b) to the extent in Seller's possession or control and to the extent Seller has actual knowledge of the existence of any of the same, copies of any and all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property and which are not disclosed by the Preliminary Report;

                  (c) any existing survey(s) of the Real Property in Seller's possession or control, including, without limitation, any "as-built" survey of the Real Property (the parties agreeing that to the extent that Seller does not have a survey within its possession or control sufficient to provide the basis for

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the issuance of the Title Policy, Buyer shall promptly obtain any necessary update or new survey required to provide the basis for the issuance of the Title Policy, and Seller and Buyer shall each be responsible for fifty percent (50%) of the costs thereof);

                  (d) copies of the most recent property tax and assessment bills for the Property;

                  (e) all presently effective warranties or guaranties from any contractors, subcontractors, suppliers, servicemen or materialmen not affiliated with Seller in connection with any of the Tangible Personal Property or any construction, renovation, repairs or alterations of the Improvements that can be assigned by Seller (collectively, the "Warranties");

                  (f) a schedule (the "Schedule of Agreements") setting forth a list of all of the service contracts, utility contracts, maintenance contracts, equipment leases, and brokerage and leasing commission agreements in any way related to the Property (collectively, the "Service Contracts"), together with copies of all such Service Contracts. Unless Buyer specifically provides Seller with "written notice to the contrary" (as hereinafter defined), in the event of the Closing of the purchase of the Property, Buyer shall not retain the existing employees and leasing and management agents of Seller for the Property, and, accordingly, on or prior to the Closing, Seller shall (i) cause all employment, management and leasing agreements respecting the Property to be terminated, and deliver evidence of such termination to Buyer, (ii) remove all employees and management and leasing personnel from the Property, and (iii) deliver any rental units within the Property previously occupied by such employees and/or management and/or leasing personnel in a vacant and tenant-ready condition. Buyer's "written notice to the contrary" pursuant hereto shall be made only by delivery to Seller of a copy of a written agreement or letter of employment with or to such employee and/or management and/or leasing agent executed by Buyer;

                  (g) to the extent available, insurance claims history for the three (3) most recent calendar years prior to Closing and for the current year;

                  (h) to the extent in Seller's possession or control, environmental reports, environmental audits, soils reports, site plans (with dimensions), engineering reports and plans, traffic reports, landscape plans, structural calculations, floor plans, as-built plans and specifications, and copies of final certificates of occupancy for all improvements;

                  (i) a complete inventory of all Tangible Personal Property;

                  (j) a complete list of Seller's and/or Seller's property manager's employees at the Property, specifying the current compensation of each;

                  (k) operating statements for the three (3) most recent calendar years prior to Closing and, to the extent available, the current year through March 31, 1996, all of which shall be certified by Seller as true and correct in all material respects;

                  (l) a copy of the budget for the current year;

                  (m) (i) a copy of the current standard lease form; and (ii) a current rent roll of the Property, listing for each tenant the name, unit number of leased premises, rent, amount of security deposit and rent paid more than thirty (30) days in advance, lease commencement date, lease termination date, any free rent or other unexpired concessions, if any, any refurbishment or renovation obligations owed to tenants, and a description of any uncured monetary defaults (the "Rent Roll"); and, in addition to the

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foregoing, Buyer shall have the right to review at Seller's management office for the Property, copies of all existing and pending Leases, lease files and tenant correspondence; and

                  (n) all governmental permits and approvals held by Seller relating to the construction, operation, use or occupancy of the Property, including without limitation, all certificates of occupancy (in dividually and collectively "Permits").

         In addition, Seller shall promptly deliver to Buyer such other non-confidential information relating to the Property that is specifically requested by Buyer of Seller in writing during the Due Diligence Period to the extent such information is in the possession or control of Seller (collectively, the "Other Documents").

         6. Conditions Precedent to Closing. The following are conditions precedent to Buyer's obligation to purchase the Property (the "Conditions Precedent"). The Conditions Precedent are intended solely for the benefit of Buyer and may be waived only by Buyer in writing. In the event any condition precedent is not satisfied, Buyer may, in its sole and absolute discretion, terminate this Agreement, and, subject to the provisions of Paragraphs 4 and 7, all obligations of Buyer and Seller hereunder (except provisions of this Agreement which recite that they survive termination) shall terminate and be of no further force or effect.

                  (a) Buyer's inspection, review and approval, within the Due Diligence Period, of all of the following:

                           (i) The structural, mechanical, electrical and other
physical characteristics and condition of the Property (including without limitation the condition of the soils);

                           (ii) The Due Diligence Materials and the Other
Documents;

                           (iii) An examination for the presence or absence of
"Hazardous Materials" (as hereinafter defined), which shall be performed or arranged by Buyer at Buyer's sole expense;

                           (iv) All housing, zoning, land-use, subdivision,
environmental, life safety, handicapped, building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Property (including without limitation the Americans With Dis abilities Act of 1990 ("ADA") and the Fair Housing Amendments Act of 1988 ("FHAA")); and

                           (v) Three (3) years' audited financial statements of
the Seller, which (if the same do not exist) may, at Buyer's option, be performed or arranged by Buyer at Buyer's cost (provided that Seller shall and hereby agrees to provide reasonable cooperation with Buyer and its representatives and provide them with access to Seller's records containing necessary information in connection therewith).

         By delivery of the Notice to Proceed, Buyer shall be deemed to have satisfied the Condition Precedent set forth in this subparagraph (a).

                  (b) The physical condition of the Property shall be substantially the same on the day of Closing as on the date of Buyer's execution of this Agreement, reasonable wear and tear and loss by casualty (subject to the provisions of Paragraph 13 below) excepted.

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                  (c) As of the Closing Date, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened against Seller or the Property, which after Closing would, in Buyer's reasonable judgment, materially adversely affect the value of the Property or the ability of Buyer to operate the Property in the manner in which it is currently being operated, and no proceedings shall be pending or threatened which could or would cause the redesignation or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, any of the Property.

                  (d) Seller shall have provided Buyer with an accurate and current updated Rent Roll dated within five (5) days prior to Closing, which updated Rent Roll will be used to identify all Leases of space at the Property for purposes of this Agreement, and a certificate executed by Seller certifying that such updated Rent Roll is true and correct in all material respects (including, without limitation, the amount of Security Deposits and description of uncured tenant defaults in payment of rent listed thereon).

                  (e) Seller shall have fully complied with all of Seller's duties and obligations contained in this Agreement.

                  (f) All of Seller's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date and Seller shall have delivered to Buyer a certificate to such effect.

                  (g) Title Company shall have unconditionally committed to issue the Title Policy at the Closing in the form approved by Buyer during the Due Diligence Period in accordance with this Agreement.

         7.       Remedies.

                  (a) IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF THE FAILURE OF ANY CONDITION OR ANY OTHER REASON EXCEPT A DEFAULT UNDER THIS AGREEMENT SOLELY ON THE PART OF BUYER, THE DEPOSIT PLUS INTEREST ACCRUED THEREON SHALL IMMEDIATELY BE RETURNED TO BUYER. IF SAID SALE IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, THE DEPOSIT AND THE INTEREST ACCRUED THEREON SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT PLUS INTEREST ACCRUED THEREON HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER. SELLER HEREBY WAIVES ANY AND ALL BENEFITS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 3389.

         INITIALS:  Seller _________        Buyer __________

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                  (b) In the event the sale of the Property is not consummated due to Seller's default under this Agreement, Buyer may, in its sole and absolute discretion, avail itself of any and all other legal and equitable remedies available under California law to a buyer of real property upon a default by a seller, including, without limitation, the right to terminate the contract and recover all damages and the right to continue this Agreement pending Buyer's action for specific performance and/or damages hereunder, and no such remedy shall be deemed exclusive or to preclude the pursuit of any other remedy.

                  (c) Buyer agrees that under no circumstance shall Buyer be entitled to have recovery in respect of Seller's obligations under this Agreement from the limited partners of Seller or, except to the extent of their obligations for funding under promissory notes issued to Seller's general partner, the shareholders of Seller's general partner. Buyer hereby waives any right that it otherwise would have to proceed for recovery in respect of Seller's obligations under this Agreement against the limited partners of Seller or, except as specifically provided above, the shareholders of Seller's general partner.

         8.       Escrow; Closing.

                  (a) Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Escrow Holder and this Agreement shall serve as instructions to Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer shall execute such supplemental Escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement, provided such supplemental Escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time. In the event of any conflict between the provisions of this Agreement and any supplementary Escrow instructions signed by Buyer and Seller, the terms of this Agreement shall control.

                  (b) The parties intend for the Closing to take place on May 21, 1996 or an earlier date mutually agreed upon by the parties (the "Closing Date"). Subject to the provisions of Paragraph 7 above, in the event the Closing does not occur on or before the Closing Date, Escrow Holder shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which were deposited hereunder (except that the Deposit shall be applied or refunded, as applicable, as otherwise provided in this Agreement). Any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to Close.

                  (c) At or before the Closing, Seller shall deliver to Escrow Holder or Buyer the following:

                           (i) a duly executed and acknowledged Deed;

                           (ii) a duly executed Bill of Sale;

                           (iii) originals of all Leases and two duly executed
and acknowledged counterpart originals of the Assignment of Leases;

                           (iv) originals of the Assigned Contracts and two duly
executed counterpart originals of the Assignment of Intangible Property;

                           (v) a duly executed affidavit that Seller is not a
"foreign person" within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986 in the form attached as Exhibit F and

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incorporated herein by this reference together with a duly executed California
Franchise Tax Board Form 590;

                           (vi) originals of the certificates of occupancy for
the Improvements and, to the extent existing in Seller's possession or control, originals of the building permits for the Improvements;

                           (vii) notices to the Tenants of the occurrence of the
sale of the Property in a form designated by Buyer and reasonably approved by Seller during the Due Diligence Period;

                           (viii) such resolutions, authorizations, bylaws or
other corporate and/or partnership documents or agreements relating to Seller and its partners as shall be reasonably required by the Title Company;

                           (ix) a full release and reconveyance of all monetary
encumbrances affecting the Property and of any mechanics' liens, and such bond, indemnity or other arrangements as shall be necessary to cause the Title Company to insure title to the Property as vested in Buyer without any exception for such matters;

                           (x) a closing statement in form and content
satisfactory to Buyer and Seller (the "Closing Statement") duly executed by Seller; and

                           (xi) any other instruments, records or correspondence
called for hereunder which have not previously been delivered.

Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

                  (d) At or before the Closing, Buyer shall deliver to Escrow Holder or Seller the following:

                           (i) the Closing Statement, duly executed by Buyer;

                           (ii) the Closing Amount;

                           (iii) two duly executed counterpart originals of the
Assignment of Leases; and

                           (iv) two duly executed counterpart originals of the
Assignment of Intangible Property.

                  (e) (i) The following are to be apportioned as of the Closing Date, with Buyer being deemed to own the Property for the entire day of the Closing Date, as follows:

                                  (1) Rent. Rent under the Leases shall be
apportioned as of the Closing Date, based upon actual collections. With respect to any rent arrearages arising under the Leases, after Closing, Buyer shall pay to Seller any rent actually collected which is applicable to the period preceding the Closing Date; provided, however, that all rent collected by Buyer shall be applied first to all unpaid rent accruing after the Closing Date, and then to unpaid rent accruing prior to the Closing Date. Buyer shall not be obligated to take any steps to recover any rent arrearages. Seller shall be permitted to pursue its own remedies for collection of any rent arrearages applicable to the period prior to the Closing Date against tenants no longer in occupancy of the Property provided that Buyer shall incur no cost, expense

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or liability in connection therewith, but Seller shall not be permitted to take any action or enforce any legal or equitable remedies (specifically including commencing eviction procedures) against tenants remaining in occupancy of the Property.

                                  (2) Leasing Costs. Seller shall pay as of the
Closing all leasing commission and tenant improvement costs, if any, in connection with any Lease executed on or before the Closing that are or will become due and payable as of the Closing. Buyer shall be entitled to a credit against the Purchase Price for any such commissions or costs incurred in connection with any Lease executed on or before the Closing.

                                  (3) Security Deposits. Buyer shall be entitled
to a credit against the Purchase Price for the total sum of all refundable security deposits paid to Seller by tenants under any Leases, and any interest earned thereon, less the portion thereof, if any, which has theretofore been returned to the applicable tenants or applied against the applicable tenants' obligations in accordance with their respective Leases.

                                  (4) Free Rent, Abatements or Other Unexpired
Concessions. Buyer shall be entitled to a credit against the Purchase Price for any free rent, abatements, or other unexpired concessions under any Leases to the extent they relate to any period after the Closing.

                                  (5) Utility Charges. Seller shall provide
written notice to the utility companies of the pending change of ownership of the Property not less five (5) days prior to the Closing and shall concurrently therewith delivery copies of such notices to Buyer. Seller shall cause all the utility meters to be read on the Closing Date, and will be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly.

                                  (6) Real Estate Taxes and Special Assessments.
General real estate taxes and assessments payable for the fiscal year in which the Closing occurs shall be prorated by Seller and Buyer as of the Closing Date, with Seller being liable for all such real estate taxes and assessments with respect to the period before the Closing Date and Buyer being liable for all such real estate taxes and assessments with respect to the period on or after the Closing Date.

                                  (7) Other Apportionments. Amounts payable
under the Assigned Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date. Seller shall provide Buyer with written notice of amounts to be so apportioned not less than five (5) days prior to the Closing.

                                  (8) Preliminary Closing Statement. Not less
than two (2) business days prior to the Closing, Seller and Buyer shall jointly prepare and approve a preliminary Closing Statement on the basis of the Leases and other sources of income and expenses, and shall deliver such computation to Escrow Holder prior to Closing.

                                  (9) Post-Closing Reconciliation. If any of the
aforesaid prorations cannot be definitely calculated on the Closing Date, or if after the Closing Date any error in prorations is discovered, then they shall be estimated at the Closing and definitely calculated as soon after the Closing Date as feasible. As soon as the necessary information is available, Buyer shall conduct a post-Closing audit to determine the accuracy of all prorations (the "Post-Closing Audit"). Either party owing the other party a sum of money based on such subsequent proration(s) or the Post-Closing Audit shall promptly pay

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said sum to the other party, together with interest thereon at the rate of two percent over the "prime rate" (as announced from time to time in the Wall Street Journal) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

                           (ii) Closing Costs. Seller shall pay any City and/or
County transfer taxes and/or transfer fees applicable to the sale of the Property, and the portion of the premium for the Title Policy allocable to CLTA coverage (with no endorsements). Buyer shall pay the portion of the premium for the Title Policy allocable to ALTA coverage and the cost of any Endorsements requested by Buyer. Buyer and Seller shall each pay fifty percent (50%) of the cost of the ALTA survey or survey update (as applicable) in connection with the issuance of the Title Policy, the fees of Escrow Holder, and recording fees for recording of the Deed. In addition, Seller shall be liable for any prepayment fee or other charge payable in connection with the payoff of any existing indebtedness. All other costs and charges in connection with the purchase and sale of the Property contemplated by this Agreement not otherwise provided for in this Agreement shall be allocated in accordance with the closing customs for Santa Clara County. Buyer and Seller shall each be responsible for their respective legal fees to negotiate and execute this Agreement, to complete the transfer of the Property and, in the case of Buyer, to perform its due diligence review.

                           (iii) Survival. The provisions of this Subparagraph
(e) shall survive the Closing.

         9. Representations, Warranties and Covenants of Seller.

                  (a) As of the date hereof, Seller represents and warrants to, and covenants with, Buyer as follows:

                           (i) Seller has not received written notice of, and
otherwise has no actual knowledge of, any material structural, building-system or mechanical defects of the Property, including, without limitation, the load-bearing components of the Property, the parking lots, the plumbing, heating, air conditioning and electrical and life safety systems and building roofs.

                           (ii) Seller has not received written notice of, and
otherwise has no actual knowledge of, (A) any non-compliance of the Property or the operation thereof with applicable housing and building codes, environmental, zoning and life safety laws, laws, rules and regulations related to handicapped or disabled (including without limitation the ADA and the FHAA), land use laws and regulations, and other applicable local, state and federal laws, codes, requirements and/or regulations (collectively, the "Laws"), or (B) any order or directive of the applicable Department of Building and Safety, Health Department or any other municipal, county, state or federal authority that any work or repair, maintenance or improvement is required to be performed on the Property.

                           (iii) Seller has not received written notice of, and
otherwise has no actual knowledge of, any material misstatement contained in any of the Due Diligence Materials provided by Seller for Buyer's review. Except as set forth on Exhibit E attached hereto, Seller has not received written notice of, and otherwise has no actual knowledge of any default in payment of rent under the Leases or any material defaults by any of the parties to any of the contracts or agreements respecting the Property to be assigned to Buyer at Closing. The Rent Roll is true and correct in all material respects and there are no free rent, abatements, rebates, allowances, or other unexpired concessions or rights under any existing Leases except as specifically set forth in the Rent Roll. No brokerage, finder's or similar fee or commission is due or unpaid by Seller with respect to any Lease of the Property. The Lease files maintained at the Property contain all of the information pertaining to any rights of any parties to occupy all or any part of the Property.

                  (iv) Seller has not received written notice of, and otherwise has no actual knowledge of, (A) any litigation or condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, against Seller or the Property which would materially and adversely affect the ownership, use, operation or value of the Property, or (B) any special assessment proceedings affecting the Property. Seller shall notify Buyer promptly of any such litigation or proceedings of which Seller becomes aware prior to the Closing.

                  (v) Except as disclosed in the reports listed on Exhibit G, neither Seller nor, to Seller's actual knowledge, any prior owner or occupant of the Property has engaged in or permitted any activity on the Property involving the handling, manufacture, treatment, storage, use, release, or disposal of any "Hazardous Materials" (as hereinafter defined) in violation of applicable federal, state or local Laws relating to the protection of the environment. Except as disclosed in the reports listed on Exhibit G, Seller has not received written notice, and otherwise has no actual knowledge, that removal or other remedial action with respect to Hazardous Materials in, on, under or about the Property is required by any governmental authority having jurisdiction over the Property. For purposes of this Agreement, the term "Hazardous Materials" shall mean any asbestos, petroleum, petroleum products, underground storage tanks now or previously containing Hazardous Materials, substances defined as "hazardous substances", "hazardous waste" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801; and Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq.; and other substances defined as hazardous waste and hazardous substances in applicable state or local laws relating to the protection of the environment and/or in any regulations and publications promulgated pursuant to said laws.

                  (vi) Seller is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Texas and in good standing under the laws of the State of California; this Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of Closing will be duly executed and delivered by Seller, and do not and at the time of Closing will not violate any provision of any material agreement or any judicial order to which Seller or the Property is subject. Seller has obtained all necessary authorizations, approvals and consents to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (vii) Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property.

         (b) For purposes of this Agreement, whenever the phrase "to Seller's actual knowledge" or words of similar import are used, they shall be deemed to refer to the actual knowledge of Bruce Dorfman, William W. Thompson and Bob Talbott.

         (c) BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH IN THIS AGREEMENT, THE PROPERTY IS BEING PURCHASED ON AN "AS IS" BASIS, AND THAT NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY SELLER EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. IN CONNECTION WITH THE PURCHASE OF THE PROPERTY, BUYER WAIVES ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND

FITNESS FOR A PARTICULAR USE OR PURPOSE. EXCEPT TO THE EXTENT RELATING TO (A) ANY BREACH OF ANY OF SELLER'S REPRESENTATIONS, WARRANTIES AND/OR COVENANTS UNDER THIS AGREEMENT AND/OR (B) ANY GOVERNMENTAL OR OTHER THIRD PARTY CLAIMS OR ACTIONS AGAINST BUYER, BUYER (ON BEHALF OF ITSELF AND ALL SUCCESSOR OWNERS OF THE PROPERTY) WAIVES ALL RECOURSE (INCLUDING, WITHOUT LIMITATION, RIGHTS TO INDEMNITY, CONTRIBUTION, REIMBURSEMENT, EQUITABLE APPORTIONMENT AND RECOVERY FOR DIMINUTION IN VALUE OF THE PROPERTY, REGARDLESS OF WHETHER SUCH RIGHTS OTHERWISE WOULD BE AVAILABLE BY STATUTE, AS A MATTER OF COMMON LAW, BASED UPON TORT PRINCIPLES OR OTHERWISE) AGAINST SELLER AND ITS AFFILIATES (INCLUDING THE GENERAL CONTRACTOR FOR THE ORIGINAL CONSTRUCTION OF THE PROPERTY), FOR LOSSES, DAMAGES, COSTS, EXPENSES AND OTHER MATTERS ARISING OUT OF OR RELATING TO (1) THE CONDITION OF THE PROPERTY OR ANY LATENT DEFECTS IN THE PROPERTY OR (2) HAZARDOUS MATERIALS OR ENVIRONMENTALLY-SENSITIVE CONDITIONS EXISTING IN, ON, UNDER OR ABOUT THE PROPERTY (INCLUDING IN THE SOIL, SOIL VAPOR OR GROUND WATER UNDER THE PROPERTY) OR VIOLATIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAWS RELATING TO THE PROTECTION OF THE ENVIRONMENT. BUYER WAIVES APPLICATION OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

THE PERSON EXECUTING THIS AGREEMENT ON BEHALF OF BUYER HAS INITIALED BELOW, ON BEHALF OF BUYER, TO SPECIFICALLY INDICATE SUCH WAIVER.

         Initials of Buyer

         10. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows: Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland and in good standing under the laws of the State of California; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject; and Buyer has obtained all necessary authorizations, approvals and consents to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         11. Continuation and Survival. All representations, warranties and covenants by the respective parties contained herein are intended to and shall be deemed made as of the date of this Agreement, shall be deemed to be material, and unless expressly provided to the contrary shall survive the execution and delivery of this Agreement and the Deed and the Closing but only for a period of twelve (12) months after the Closing Date.

         12. Indemnity.

             (a) Except for "Losses and Liabilities" (as hereinafter defined) arising directly or indirectly from a breach of any of Buyer's representations or warranties and subject to the provisions of

Paragraph 9(c) above, Seller shall hold harmless, indemnify and defend Buyer, its successors and assigns and their respective agents, employees, officers and directors, from and against any and all obligations, liabilities, claims, liens, encumbrances, demands, losses, damages, causes of action, judgments, costs and expenses (including, without limitation, attorneys' fees and expenses), whether direct, contingent or consequential and no matter how arising ("Losses and Liabilities") in any way (i) related to the Property and attributable to the period prior to the Closing (except to the extent arising as a result of the acts of Buyer and/or any of Buyer's employees, agents or representatives); and/or (ii) resulting from any breach of any representations and warranties by Seller set forth in this Agreement.

             (b) Except for Losses and Liabilities arising directly or indirectly from a breach of any of Seller's representations or warranties, Buyer shall hold harmless, indemnify and defend Seller and each person who holds a direct or indirect ownership interest in Seller, their respective successors and assigns, and their respective agents, employees, officers and directors, from and against any and all Losses and Liabilities in any way (i) related to the Property and attributable to the period from and after the Closing during Buyer's period of ownership of the Property (except to the extent arising as a result of the acts from and after the Closing of Seller and/or any of Seller's employees, agents or representatives); (ii) resulting from any breach of any representations and warranties by Buyer set forth in this Agreement; and/or
(iii) resulting from the entry onto the Property prior to the Closing by Buyer, its contractors and/or their respective employees, agents, and/or representatives (other than as to the discovery of pre-existing conditions).

             (c) As a condition to the obligation of a party (an "Indemnitor") to provide indemnity, defense or reimbursement of defense-related costs pursuant to this Agreement (including, without limitation, under Paragraph 12(a) or Paragraph 12(b) above), the person seeking indemnity, defense or reimbursement (an "Indemnitee") shall give the Indemnitor prompt notice of any claim or proceeding in respect of which indemnity, defense or reimbursement will be sought; provided that the failure to provide such notice will excuse performance by the Indemnitor only to the extent that the Indemnitor's defense against the related claim is prejudiced. An Indemnitor will have the right to assume and control (with counsel selected by Indemnitor, subject to the reasonable approval of the Indemnitee) the investigation, defense and settlement of any claim in respect of which the Indemnitor is obligated to provide indemnity, defense or reimbursement of defense-related costs. In any case, an Indemnitor will not be liable for any settlement made without its consent.

             (d) The provisions of this Paragraph 12 shall survive the Closing or earlier termination of this Agreement.

         13. Casualty or Condemnation.

             (a) In the event any of the Property is damaged and/or destroyed by fire or other casualty prior to the Closing Date, and the cost to repair and/or restore such damage and/or destruction (which cost, for purposes of this Paragraph 13, shall be deemed to include reasonably anticipated post-Closing rental loss not compensated by insurance through completion of such repair and/or restoration) exceeds One Hundred Thousand Dollars ($100,000.00), then Buyer shall have the right to terminate this Agreement by written notice to Seller within ten (10) business days after Buyer's first learning of the occurrence of such casualty. In the event of any such termination, the Deposit, together with all interest accrued thereon, shall be returned to Buyer, Buyer and Seller shall each be liable for one-half of any escrow fees or charges, and neither party shall have any further liability or obligation under this Agreement (except under provisions of this Agreement which specifically state that they survive termination).

             (b) In the event any of the Property is damaged and/or destroyed by fire or other casualty prior to the Closing Date where (i) the cost to repair and/or restore such damage and/or destruction does not exceed One Hundred Thousand Dollars ($100,000.00), or (ii) the cost to repair and/or restore such damage and/or destruction exceeds One Hundred Thousand Dollars ($100,000.00) but this Agreement is not terminated pursuant to Paragraph 13(a) above as a result thereof, then the Closing Date shall occur as scheduled notwithstanding such damage; provided, however, that Seller's interest in all proceeds of insurance payable by reason of such casualty (except proceeds applied to the repair or restoration of the Property and rental loss insurance proceeds attributable to the period prior to the Closing) shall be assigned to Buyer as of the Closing Date or credited to Buyer if previously received by Seller, and Seller shall be responsible for any insurance deductible (but not any uninsured casualty). Seller's obligations pursuant to the immediately preceding sentence shall survive the Closing.

             (c) In the event a governmental entity commences eminent domain proceedings to take any portion of the Property after the date hereof and prior to the Closing Date, then Buyer shall have the option to terminate this Agreement by written notice to Seller within ten (10) business days after Buyer first learns of such commencement. In the event of any such termination, the Deposit, together with all interest accrued thereon, shall be returned to Buyer, Buyer and Seller shall each be liable for one-half of any escrow fees or charges, and neither party shall have any further liability or obligation under this Agreement (except under provisions of this Agreement which specifically state that they survive termination).

             (d) In the event a governmental entity commences eminent domain proceedings to take any part of the Property after the date hereof and prior to the Closing Date and this Agreement is not terminated pursuant to Paragraph 13(c) above as a result thereof, then the Closing Date shall occur as scheduled notwithstanding such proceeding; provided, however, that Seller's interest in all awards arising out of such proceedings shall be assigned to Buyer as of the Closing Date or credited to Buyer if previously received by Seller. Seller's obligations pursuant to the immediately preceding sentence shall survive the Closing.

         14. Possession. Possession of the Property (together with all keys to the Property in Seller's possession or control) shall be delivered to Buyer on the Closing Date, subject to the rights of tenants under the Leases. Prior to the Closing Date Seller shall afford authorized representatives of Buyer access to the Property for purposes of satisfying Buyer with respect to the representations, warranties and covenants of Seller contained herein and with respect to satisfaction of any Conditions Precedent to the Closing contained herein, including without limitation an environmental investigation, provided that any intrusive or destructive testing (including any soil borings in connection with Buyer's environmental review) must be approved by Seller in advance.

         15. Maintenance of the Property and Property Personnel. Between Seller's execution of this Agreement and the Closing, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear and casualty losses excepted, shall perform all work required to be performed by the landlord under the terms of any Lease, and shall make all repairs, maintenance and replacements of the Improvements and any Tangible Personal Property and otherwise operate the Property in a manner consistent with Seller's operating policies as before the making of this Agreement, as if Seller were retaining the Property. Prior to and as of the Closing Date, Seller shall cause all vacant units vacated more than five (5) days prior to the Closing to be made tenant ready and available for occupancy, with carpet and vinyl replaced, if appropriate, in accordance with Seller's operating policies. After full execution of this Agreement and until the Closing, Seller shall maintain all existing personnel on the Property (except personnel who resign) in their current employment positions at their current (or an increased) rate of compensation.

         16. Leasing; Buyer's Consent to New Contracts Affecting the Property. Seller shall not, after the date of Seller's execution of this Agreement, enter into any lease (other than a lease of apartment space on terms consistent with Seller's current leasing policies) or contract affecting the Property, or any amendment thereof, or waive, compromise or settle any rights of Seller under any contract or Lease, or agree to return any security deposit (except as required by the applicable Lease), or modify, amend, or terminate any Service Contract, without in each case obtaining Buyer's prior written consent thereto.

         17. Insurance. Through the Closing Date, Seller shall maintain or cause to be maintained, its current insurance coverage at Seller's sole cost and expense.

         18. Cooperation with Buyer. Seller shall reasonably cooperate and do all acts as may be reasonably required or requested by Buyer with regard to the fulfillment of any Condition Precedent, without cost to Seller, but Seller's representations and warranties to Buyer shall not be affected or released by Buyer's waiver or fulfillment of any Condition Precedent. Seller hereby authorizes Buyer and its agents to make all reasonable inquiries with and applications to any third party, including any governmental authority, as Buyer may reasonably require to complete its due diligence.

         19. Brokers and Finders. In the event that any broker or finder claims a commission or finder's fee based upon any contact, dealings or communication with a party, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the other party in defending against the same. The party through whom any broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, and their respective agents, employees, officers and directors, from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including, without limitation, attorneys' fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim. The provisions of this Paragraph shall survive the Closing or termination of this Agreement.

         20. Marketing. During the term of this Agreement, Seller agrees not to market or show the Property to any other prospective purchasers or accept any back-up offers for the Property from any other prospective purchasers.

         21. Publicity and Confidentiality. Seller and Buyer each agrees that the terms of the transaction contemplated by this Agreement, the existence of this Agreement and all information made available by one party to the other shall be maintained in strict confidence and no disclosure of such information will be made by Seller or Buyer, whether or not the transaction contemplated by this Agreement shall close, except to such attorneys, accountants, investment advisors, lenders and others as are reasonably required to evaluate and consummate that transaction. Nothing in this Paragraph shall prevent Seller or Buyer from disclosing or accessing any information otherwise deemed confidential under this Paragraph (a) in connection with that party's enforcement of its rights hereunder; (b) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement; (c) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); or (d) to potential investors, participants or assignees in or of the transaction contemplated by this Agreement.

         22. Miscellaneous.

             (a) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) actual delivery, (ii) one business day after being deposited with Federal Express or another reliable overnight courier service for next day delivery, (iii) upon facsimile transmission (except that if the date of such transmission is not a business day, then such notice shall be deemed to be given on the first business day following such transmission), or (iv) two business days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

If to Seller:              TCR #706 Parkside Limited Partnership
                           c/o Thompson Residential Company
                           591 Redwood Highway, Suite 5275
                           Mill Valley, California 94941
                           Attention:  Mr. Bruce Dorfman
                           Phone:  (415) 381-3001
                           Fax:  (415) 381-3046

with a copy to:            Jones, Day, Reavis & Pogue
                           2001 Ross Avenue, Suite 2300
                           Dallas, Texas 75201
                           Attn:  Michael K. Ording, Esq.
                           Phone:  (214) 220-3939
                           Fax:  (214) 969-5100

If to Buyer:               Bay Apartment Communities, Inc.
                           4340 Stevens Creek Boulevard, Suite 275
                           San Jose, California  95129
                           Attention:  Mr. Gilbert M. Meyer, President
                           Phone:  (408) 983-1500
                           Fax:  (408) 984-7060

With a copy to:            Cox, Castle & Nicholson, LLP
                           2049 Century Park East, Suite 2800
                           Los Angeles, California  90067
                           Attention:  Scott D. Brooks, Esq.
                           Phone:  (310) 284-2295
                           Fax:  (310) 277-7889

or such other address as either party may from time to time specify in writing to the other.

             (b) Successors and Assigns. Buyer shall have the right to assign this Agreement prior to Closing to any entity controlling, controlled by or under common control with Buyer without Seller's consent or approval, and Buyer shall have the right to assign this Agreement prior to Closing to any other person or entity subject to Seller's prior written consent, which consent shall not be unreasonably withheld or delayed. Except as allowed by the preceding sentence, neither this Agreement nor the rights of either party hereunder may be assigned by either party. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assigns.

             (c) Amendments. This Agreement may be amended or modified only by a written in strument executed by Seller and Buyer.

             (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

             (e) Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof, including without limitation, that certain Letter of Intent dated March 25, 1996 (the "Letter of Intent") which shall be of no further force or effect upon full execution and delivery of this Agreement by the parties.

             (f) Time of the Essence. Time is of the essence of this Agreement.

             (g) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

             (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:                                 SELLER:

BAY APARTMENT COMMUNITIES, INC.,       TCR #706 PARKSIDE LIMITED
a Maryland corporation                 PARTNERSHIP, a Texas
                                       limited partnership


By: /s/ Gilbert M. Meyer               By: TC RESIDENTIAL SOUTH BAY ASSOCIATES,
    ---------------------------            INC., a Texas corporation,
   GILBERT M. MEYER, President             its general partner



                                           By: /s/ Clifford Brerring
                                               ---------------------------------

                                           Print Name: Clifford Brerring
                                                       -------------------------

                                           Its: Vice President
                                                --------------------------------


                 [BUYER AND SELLER TO INITIAL SUB-PARAGRAPH 7(a)
                    AND BUYER TO INITIAL SUB-PARAGRAPH 9(c)]